Exhibit 99.1

Press Release	Source: Next, Inc.

Next Inc. Announces Second Quarter Earnings

Wednesday July 14, 4:00 pm ET

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—July 14, 2004—Next Inc. (OTCBB:NXTI - News) an emerging leader in the sportswear and promotional products industry today announced its fiscal second quarter earnings for the three months ended May 31, 2004.

Net sales were $3,916,114 for the three months ended May 31, 2004 compared to $5,131,944 for the three months ended May 31, 2003. The expected decline in sales was the result of the non-recurring sales of patriotic items related to the war in Iraq that accounted for approximately 40% of sales in the first half of the fiscal 2003. Gross profit was $1,171,387 (29.9%) compared to prior year of $1,425,655 (27.8%).

The operating loss was $22,969 for the quarter compared to operating income of $360,593 last year, due mostly to fixed costs being spread over a lower revenue base. The Company took a one time write off of $639,000 in the quarter; $501,000 related to fees and expenses associated with its former lender LaSalle Business Credit and $138,000 in one time legal fees. The Company’s net loss was $400,938 for the three months ended May 31, 2004 compared to net income of $143,398 for the second quarter of fiscal 2003.

Chuck Thompson, CFO commented, “We have worked diligently over the last two quarters to restructure the company’s capital structure to provide for future growth. Specifically, we secured a new $8 million line with National City Bank resulting in increased borrowing capacity and lower interest rates and fees, and a $1.75 million investment from GCA Strategic Investment Fund.”

Bill Hensley, CEO stated, “The first half of our fiscal year has been a transitional period for the Company, setting the stage for an exciting second half of 2004 and 2005. During the first half of the year, we have continued to expand our license portfolio. We continue to seek significant synergistic, accretive acquisitions. There is no guarantee a transaction will be consummated. As management and large shareholders of the Company, our goal is to build long term shareholder value.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.